Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Coeur Mining, Inc:

We consent to the use of our reports dated February 10, 2016, with respect to the consolidated balance sheets of Coeur Mining, Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 10, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states Coeur Mining, Inc., acquired the capital stock of Wharf during 2015, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, Wharf’s internal control over financial reporting associated with total assets of $136.0 million and total revenues of $84.1 million, included in the consolidated financial statements of Coeur Mining, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Coeur Mining, Inc. also excluded an evaluation of the internal control over financial reporting of Wharf.

/s/ KPMG LLP

Chicago, Illinois
March 29, 2016